Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Thousands except per share amount)

	Actual Year to Date August 31, 2013	Projected Year Ended Feb. 28, 2014	Projected QTR Ended Nov. 30, 2013
Net Sales:
Electrical and Industrial Products and Services	$200,600	$430,000 to $450,000
Galvanizing Services	$172,357	$350,000 to $360,000
Total Sales	$372,957	$780,000 to $810,000	$210,000 to $230,000

Diluted earnings per share	$1.20	$2.45 to $2.65	$.65 to $.75

Net Sales by Market Segment:
Power Generation	38%
Transmission and Distribution	14%
Industrial	48%

Electrical and Industrial Products and Services
Revenues by Industry:
Power Generation	52%
Transmission and Distribution	15%
Industrial	33%

Galvanizing Services
Revenues by Industry:
Electrical and Telecommunications	34%
OEM’s	12%
Industrial	36%
Bridge and Highway	5%
Petro Chemical	13%

Operating Margins:
Electrical and Industrial Products and Services	11.9%	11% to 13%
Galvanizing Services	30.1%	27% to 29%

Cash Provided By (Used In)Operations	$55,183	$95,000 to $105,000
Capital Expenditures	$23,847	$50,000
Depreciation and Amortization of Intangible Assets and Debt Issue Cost	$21,713	$40,000 to $45,000
Total Bank Debt	$452,491	$440,000

Cash Dividend	$7,134	$14,500

Percent of Business By Segment:
Electrical and Industrial Products and Services	54%	56%
Galvanizing Services	46%	44%